Exhibit 99.1


Press Release 01-06
FOR IMMEDIATE RELEASE
Contact:  Robert Schulman, President and Co-CEO,
            Tremont Advisers, Inc.                                  914-925-1140
          Barry Colvin, COO, Tremont Advisers, Inc.                 914-925-1140
          Annette Bronkesh, Bronkesh Associates                     973-778-8648


              OPPENHEIMERFUNDS ACQUISITION OF TREMONT ADVISERS
                NOT AFFECTED BY WORLD TRADE CENTER DISASTER

   Transaction to Proceed Despite Destruction of OppenheimerFunds'Offices

Rye, NY, September 17, 2001 - Oppenheimer Acquisition Corp. (OAC) and Tremont Advisers, Inc. (Nasdaq Small Cap: TMAV) today announced that last week's terrorist attack on the World Trade Center would not stand in the way of the planned acquisition of Tremont by OAC. OAC and its subsidiary OppenheimerFunds, Inc. were based in the World Trade Center.

OAC and Tremont announced in July that OAC would acquire all of the outstanding shares of Tremont at $19 per share, merging one of the leaders in the hedge fund industry with the strong distribution capabilities of OppenheimerFunds, one of the nation's most respected mutual fund manager. OppenheimerFunds and its affiliates have more than $120 billion in assets under management. The transaction is still scheduled to close early in the fourth quarter of 2001. Under the terms of the acquisition, Tremont, one of the world's top hedge fund advisory and information firms, will be an independent, wholly owned subsidiary of OAC.

John V. Murphy, Chairman and Chief Executive of OppenheimerFunds, said, "Our thoughts and prayers are with all those affected by the events of September 11. While the process of recovery is just beginning, we are committed to continuing to provide investors and financial professionals with the investment solutions they need for the long-term. Moving forward with the Tremont acquisition is an important step in that direction."

Robert Schulman, President and Co-CEO of Tremont Advisers said, "While we mourn the incredible loss of life at the Trade Center, we are overwhelmingly grateful that all of OppenheimerFunds' employees were spared. Both we and OppenheimerFunds are very optimistic about the future, and our enthusiasm about joining forces remain exceedingly high."

Founded in 1959, OppenheimerFunds, Inc. is one of the nation's most respected mutual fund managers. As of June 30, 2001, the company and its subsidiaries managed assets of more than $120 billion, held in more than five million shareholder accounts. OppenheimerFunds is not affiliated with either CIBC World Market nor Oppenheimer Capital, the investment management firm affiliated with PIMCO Advisors, LP.

Oppenheimer Acquisition Corp., the parent of OppenheimerFunds, Inc., is a subsidiary of Massachusetts Mutual Life Insurance Company, a global, diversified financial services company with $213 billion in assets under management at year-end 2000. Founded in 1959, OppenheimerFunds, Inc. is one of the nation's most respected mutual fund managers. As of June 30, 2001, the company and its subsidiaries managed assets of more than $127 billion, held in more than five million shareholder accounts. OppenheimerFunds is not affiliated with either CIBC World Markets nor Oppenheimer Capital, the investment management firm affiliated with PIMCO Advisors, LP.

Tremont Advisers, Inc. is a diversified holding company which, through its subsidiaries, is primarily engaged in three core businesses: advisory services, information retrieval and sale, and investment products for the global alternative investment industry. Through its London-based information and research subsidiary, Tremont TASS (Europe) Limited, the firm provides data on the performance of more than 2,500 alternative investment managers and funds and promotes advisory and other products throughout Europe. Tremont advises on more than $8 billion in alternative investments and manages more than $1.5 billion of client assets in its proprietary funds. It has more than $250 million in life insurance policies in force, which are invested in alternative investments on behalf of clients. Tremont's wholly owned subsidiaries, Tremont Partners, Inc. and Tremont Securities, Inc., are registered as an investment adviser under the Investment Advisers Act of 1940, and as a broker-dealer under the Securities Exchange Act of 1934, respectively. Tremont is headquartered in Rye, New York and has offices in Toronto, Bermuda and London.

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For more information on Tremont Advisers, Inc., visit www.tremontadvisers.com
Certain statements in this Press Release may constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform
Act of 1995. Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. The Company assumes no obligation to update these forward looking statements to reflect actual results, changes in assumption or changes in other factors affecting such forward looking statements.